UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2013

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 000-12379

255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (877) 322-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K                                First Financial Bancorp.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
Today First Financial Bancorp. (“the Company”) announced that effective October 3, 2013, Gregory A. Gehlmann resigned his position as the Company’s Executive Vice President, Corporate General Counsel and Corporate Secretary. It is anticipated that Mr. Gehlmann will remain an employee of the Company until October 31, 2013 and assist in the transition until his departure. It is expected that Mr. Gehlmann will receive certain compensation and benefits in accordance with the terms of his Employment and Non-Competition Agreement dated December 31, 2010 (“Employment Agreement”), subject to Mr. Gehlmann’s execution and non-revocation of a general release as provided by the Employment Agreement.

Joining the Company in 2005, Mr. Gehlmann played a significant role in the Company’s expansion as well as the development of its legal function during a time of rapid change in the financial services industry and the regulatory environment.
Referring to Mr. Gehlmann’s resignation, Claude E. Davis, President & CEO commented, "Greg has been a great asset to First Financial, having provided valuable counsel to the Company over the past eight years. He skillfully led the Company through a number of complex legal matters, while also supporting us through the financial crisis. On behalf of the Board of Directors and everyone at First Financial, I thank Greg for his contributions and dedication to the Company and its shareholders during his years of service, and wish him well in his future pursuits.”
Mr. Gehlmann stated, "I am grateful to have had the opportunity to work with many talented professionals at First Financial.  As I leave, I wish everyone continued success.”
Mr. Gehlmann’s departure is unrelated to the Company’s financial condition, financial reporting practices or any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ Anthony M. Stollings
Anthony M. Stollings
Executive Vice President, Chief Financial Officer
and Chief Administrative Officer

Date:	October 9, 2013